Exhibit 10.1

AMENDMENT TO OPTION, COLLABORATION AND LICENSE AGREEMENT

This Amendment (“Amendment”) to the Option, Collaboration and License Agreement dated as of the 19th day of December, 2016 by and between Novartis Pharma AG, a corporation organized and existing under the laws of Switzerland (“Novartis”), and Conatus Pharmaceuticals Inc., a corporation organized and existing under the laws of the State of Delaware, U.S.A. (“Conatus”), (the “Agreement”), is made and effective as of September 30th, 2019 (the “Amendment Effective Date”). Any capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Agreement.

WITNESSETH

WHEREAS, Novartis and Conatus entered into the Agreement in order to collaborate on the Conatus Compounds, including emricasan;

WHEREAS, Novartis and Conatus have decided to end their collaboration on the Conatus Compounds; and

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.	The following sections are inserted or amended to read as follows:

1.1	Insert the following as a new section after 12.5:

12.6 Mutual Termination Of The Collaboration. Novartis and Conatus have decided to terminate the Agreement as of the Amendment Effective Date.

1.2	Insert the following as a new section after 13.2:

13.2A Mutual Termination By Conatus and Novartis Of The Collaboration. Upon termination of this Agreement pursuant to Section 12.6:

(a)

The License granted to Novartis in Section 2.4 shall terminate and revert to Conatus, and Novartis, its Affiliates and sublicensees shall not have the right to use, and shall cease the use of, any and all Conatus Technology, including in connection with any Product and/or Combination Product;

(b)

Novartis will and hereby does grant effective as of the effective date of such termination Conatus a fully-paid, perpetual, sub-licensable, transferable, perpetual and irrevocable exclusive license under any Novartis Technology developed during the term of this Agreement, and that relates to or enables the Products, including Novartis’ interest in Joint Patents, to develop, make, have made, use, sell, have sold, offer for sale and import Products (but specifically excluding Combination Products or Novartis Compounds);

(c)

The exclusive license granted to Conatus as described in Section 13.2A(b) expressly includes the right to use clinical and regulatory data solely relating to the applicable Products and information generated by Novartis for regulatory purposes in the format existing and readily available at the time of termination;

(d)

Novartis will and hereby does assign effective as of the effective date of such termination, at Novartis’ sole cost (excluding Conatus’ internal costs), to Conatus all of its right, title and interest in and to all United States and foreign regulatory submissions and Regulatory Approvals with respect to the applicable Products and all drug master files and drug dossiers with respect to the applicable Products (other than those related to Novartis’ manufacturing facilities) and until December 31, 2019, shall reasonably cooperate with Conatus in connection with the transfer of such Regulatory Approvals from Novartis and/or its Affiliates or sublicensees to Conatus;

(e)

Novartis shall promptly, unless expressly prohibited by applicable law or any Regulatory Authority, transfer sponsorship and control, at Novartis’ sole cost, to Conatus of all Ongoing Clinical Trials of Products and Novartis shall continue to be responsible for its share of the costs as specified in Article 5 of the Agreement until December 31, 2019 and reimburse Conatus according to Section 9.1(b);

(f)

(i) Within fifteen (15) business days following the receipt of an invoice from Conatus, which Conatus shall deliver to Novartis by January 31, 2020, Novartis shall pay Conatus Novartis’ share of the Development FTE Costs and the Out-Of-Pocket Costs for the Planned Phase 2b Trials as specified in Article 5 of the Agreement for October 2019, November 2019 and December 2019. Within five (5) business days following the receipt of a monthly invoice from PPD for each of the months September 2019, October 2019 and November 2019, Conatus shall provide each such invoice to Novartis for information and budget planning purposes;

(ii) If applicable, within fifteen (15) business days following the receipt of an invoice from Conatus, which Conatus shall deliver to Novartis by January 31, 2020, Novartis shall pay Conatus Novartis’ share of the Development FTE Costs and the Out-Of-Pocket Costs for the Planned Phase 2b Trials as specified in Article 5 of the Agreement for any accrued but unpaid Development FTE Costs and the Out-Of-Pocket Costs for the Planned Phase 2b Trials from Q4 2019 and any remaining Development FTE Costs and the Out-Of-Pocket Costs for the Planned Phase 2b Trials for 2020, with such amount being based on the Out-Of-Pocket Costs Q4 2019 actuals and forecast for 2020 and agreed to in good faith by Novartis and Conatus by January 20, 2020; provided, however, such invoiced amount invoice to Novartis for any accrued but unpaid costs from Q4 2019 and for 2020 shall not exceed one hundred and fifty thousand USD (US $150,000).

(g)

Until December 31, 2019, Novartis shall reasonably cooperate with Conatus, cause its Affiliates to reasonably cooperate with Conatus and use commercially reasonable efforts to require any Third Party with which Novartis has an agreement with respect to the manufacture and testing of Products (including agreements with contract manufacturing organizations and contract research organizations), to reasonably cooperate with Conatus in order to accomplish the transfer to Conatus of similar rights as held by Novartis under its agreements with such Third Parties. Novartis shall at Novartis’ sole cost inform any such Third Party through a letter of authorization for Conatus to contact, as from the Amendment Effective Date, any of Novartis’s Third Parties involved in the manufacture and testing of the Product that Conatus may consider as reasonably necessary or useful for the manufacture and testing of the Product. For the avoidance of any doubt, any potential transfer of any such material, methods and procedures related to the manufacture and testing of Products shall be at the sole costs of Conatus.

(h)

Conatus shall have the right, but not the obligation, to purchase from Novartis some or all of the Conatus Compound (emricasan) and Clinical Supplies manufactured by Novartis, then in Novartis’ inventory (as listed in Schedule A) free of charge. Conatus shall notify Novartis whether Conatus elects to exercise such purchase right by October 31, 2019. Novartis shall store, at Novartis’ sole cost, such Conatus Compound and Clinical Supplies until November 30, 2019 and, if Conatus does not exercise Conatus’ purchase right, destroy, at Novartis’ sole cost, such Conatus Compound and Clinical Supplies. For the avoidance of any doubt, Conatus shall be responsible for all costs related to transfer and shipment of the Conatus Compound and Clinical Supplies. The documentation related to the Conatus Compound and Clinical Supplies will be in the format existing and readily available at the time of termination;

(i)

Conatus shall have the right, but not the obligation, to take over from Novartis the stability studies for the Product (including emricasan, as listed in Schedule B). Conatus shall notify Novartis whether Conatus elects to exercise such right by October 31, 2019. Novartis shall store, at Novartis’ sole cost, samples in the stability chambers until November 30, 2019. Novartis shall not be responsible for the retesting for stability of any Product (including emricasan) expiring during the storage period. If Conatus does not exercise Conatus’ right, Novartis shall destroy, at Novartis’ sole cost, such stability samples. The documentation related to the stability studies will be in the format existing and readily available at the time of termination;

(j)

Conatus shall have the right, but not the obligation to request from Novartis in writing until November 15, 2019 to transfer information and data as listed in Schedule C. Novartis shall provide to Conatus within forty-five (45) days of such request with a copy in electronic format of the specifically requested documentation as listed in Schedule C.

(k)	Except as set forth in this Section 13.2A, the rights and obligations of the Parties hereunder shall terminate as of the date of such termination.

1.3	Section 16.3 is deleted in its entirety and replaced by the following:

16.3 Public Disclosures and Publications Related to Conatus Compounds or Products. Any proposed public disclosure (whether written, electronic, oral or otherwise) by Conatus relating to any Conatus Compounds or Product that include Novartis authorship shall be provided to Novartis in advance with a reasonable time period for review, and Conatus will take into account in good faith any Novartis comments; provided, that the foregoing shall not apply to information which is in the public domain, and that this requirement for prior review shall expire after December 31, 2019.

No other amendments. Except as expressly amended in this Amendment, no other changes are made to this agreement.

2.	Governing Law. This Amendment will be governed by and construed in accordance with laws of the State of New York, without giving effect to the conflicts of laws provisions thereof.

3.

Further Assurances. Novartis and Conatus hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary to carry out the intent and purposes of this Amendment.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their duly authorized representatives effective as of the Amendment Effective Date.

NOVARTIS PHARMA AG

By:	/s/ Gerrard Terlouw, Ph.D., M.B.A.
Name: Gerrard Terlouw, Ph.D., M.B.A.
Title: Head BD&L, Immunology, Hepatology & Dermatology
Date: September 30, 2019

NOVARTIS PHARMA AG

By:	/s/ Eric Hughes, M.D., Ph.D.
Name: Eric Hughes, M.D., Ph.D.
Title: Global Development Unit Head, Immunology, Hepatology & Dermatology
Date: September 30, 2019

CONATUS PHARMACEUTICALS INC.

By:	/s/ Steven J. Mento, Ph.D.
Name: Steven J. Mento, Ph.D.
Title: President & Chief Executive Officer
Date: September 30, 2019

CONATUS PHARMACEUTICALS INC.

By:	/s/ Keith W. Marshall, Ph.D.
Name: Keith W. Marshall, Ph.D.
Title: Executive Vice President, Chief Operating Officer & Chief Financial Officer
Date: September 30, 2019